UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2008

SANDY SPRING BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	000-19065	52-1532952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17801 Georgia Avenue, Olney, Maryland 20832
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (301) 774-6400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 10, 2008, Sandy Spring Bank (the “Bank”), the wholly-owned subsidiary of Sandy Spring Bancorp, Inc., entered into agreements with the following officers of Bank, among others, that terminated their respective Supplemental Executive Retirement Agreements: Hunter R. Hollar, Philip J. Mantua, Frank H. Small, R. Louis Caceres and Daniel J. Schrider (the named executive officers). In connection with the termination of the Supplemental Executive Retirement Agreements, the Board of Directors of the Bank adopted an Executive Incentive Retirement Plan and designated each of the named executive officers, among others, as participants in the plan.

Under the Executive Incentive Retirement Plan, a deferred benefit account is established for each participant. The initial balance of the deferred benefit account for each of the named executive officers is equal to the accrued benefit under the officer’s Supplemental Executive Retirement Agreement. In addition, the Board of Directors may provide for an annual deferral bonus and may establish criteria (e.g., the targeted payouts based on performance) for each participant’s deferral bonus on an annual basis. The Board of Directors may establish any terms and conditions (including vesting schedules) of participation as it deems appropriate for each participant. Unless otherwise determined by the Board of Directors, all awards under the plan will fully vest upon death, disability or a change in control of the Bank.

The Bank shall pay the vested deferred benefit accounts to participants following their separation from service, provided that the separation from service does not occur for just cause (in which case no benefit is payable). Distributions may be made in the form of either a lump sum or a series of up to 15 annual payments at the election of the participant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDY SPRING BANCORP, INC. (Registrant)

Date: January 16, 2008	By:	/s/ Hunter R. Hollar
Hunter R. Hollar
President and Chief Executive Officer

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